Exhibit 99.0

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

FOR

UNION BANKSHARES CORPORATION COMMON STOCK

ENROLLMENT FORM

Please Print Name(s)

Street or PO Box Address

City	State	Zip

•	Dividend Reinvestment Election

You may choose to reinvest all or a portion of the dividends paid on Union Bankshares Corporation common stock registered in your name and held for you under the Union Bankshares Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). If you do not indicate a choice, you will automatically be enrolled in the Full Dividend Reinvestment election.

Please mark opposite one choice and provide the requested information:

Full Dividend Reinvestment. I wish to reinvest all of my dividends in additional shares of Union Bankshares Corporation. (You will not receive a dividend check.)

Partial Dividend Reinvestment or No Reinvestment. Please invest % of my cash dividends in the Dividend Reinvestment Plan. I understand that I will receive a check for the remaining cash dividends paid on shares held by me. ( 0% equals a check for all your cash dividends.)

•	Automatic Monthly Purchases

You may authorize automatic monthly purchases from your personal bank account with an affiliate of Union Bankshares Corporation. Registrar & Transfer Company will automatically debit your bank account on the 18th day of each month (or the first business day thereafter) and invest these deductions in Union Bankshares Corporation common stock. To initiate these deductions, please complete this form and include a voided check on the Union affiliate bank account you wish to be debited. Please return this enrollment form to Registrar and Transfer Company, Attn: Stock Purchase/DRIP Dept., P.O. Box 664, 10 Commerce Drive, Cranford, NJ 07016.

Amount to be deducted:

(must be at least $25 and not more than $5,000/month)

Bank to be debited:

(Union Bank & Trust Company, Northern Neck State Bank, Rappahannock National Bank, Bay Community Bank or Prosperity Bank & Trust Company)

•	Optional Monthly Purchases

You may also make optional monthly purchases (subject to the minimum and maximum investment amounts indicated above) by sending a personal check drawn on a U.S. bank (in U.S. dollars) payable to Registrar & Transfer Company and addressed as set forth above. Purchases will be made on or about the 21st day of each month (or the first business day thereafter).

All parties named in the account registration form must sign this enrollment form.

Signature	Date	Signature (if necessary)	Date